UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant: ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14A-12

Cushman & Wakefield plc

(Name of Registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

In response to questions raised in shareholder engagement, Cushman & Wakefield plc is providing additional summary and background information for the proposed redomiciliation of its parent holding company from England and Wales to Bermuda, including information related to the reasons for the transaction as set forth in its definitive proxy statement.

Rationale for the Proposals

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Currently, the Company is subject to the requirements of two separate, and mismatched, regulatory frameworks: the securities laws of the United States (including applicable NYSE listing requirements), and the U.K. Companies Act (including the Financial Reporting Council).

•	Although there is conceptual overlap between the two frameworks, compliance with each has separate and unique requirements, with significant administrative burden and associated costs.

•

For example, the Company must go through the year-end close process twice, in two different jurisdictions, with two different statutory filing requirements. Because of this, the Company must maintain, among other things:

•	two sets of financial statements, each of which must be independently audited in accordance with two different accounting standards;

•	two separate audits, each by an entirely different audit team (one in the U.S. and one in the U.K.);

•	two separate annual reports, encompassing two separate executive compensation reports, two ESG reporting frameworks, and two Board approvals;

•	prepared with the support of two sets of law firms, tax consultants, and executive compensation consultants.

By moving to Bermuda, the Company estimates that it will save more than USD $3M annually from reduced administrative, accounting, tax, and legal complexity. That total includes quantitative and qualitative savings from alleviating the cumbersome dual compliance mandate placed on our corporate staff and does not reflect additional legal, administrative and compliance costs that we expect to be saved in the future relating to certain ordinary course potential transactions including share repurchases. While the costs of the redomiciliation process are expected to be approximately $3-4M (a majority of which have already been incurred), the Company expects to recoup these costs within 18-24 months, based solely on estimated annual savings.

Alternatives Considered by the Board of Directors

•	The Board’s decision to pursue the proposed redomiciliation followed an extensive review process that took approximately 18 months.

•

During this process, the Board considered five different jurisdictions (United States (including Delaware), Cayman Islands, Jersey (Channel Islands), Ireland, and Luxembourg), assessing each one on eight different factors.

•

Following rigorous analysis, the Board selected Bermuda as the jurisdiction offering the Company and its shareholders the best balance in terms of economic savings, efficiencies from reduced administrative burden, reliability, risk, feasibility, and facilitation and creation of long-term shareholder value.

•	Notably, Bermuda utilizes GAAP accounting and its statutory filing obligations are de minimis relative to what is required by the SEC.

•	After analyzing the implications of moving to the U.S. (Delaware), that option was eliminated as cost prohibitive.

Key Governance Changes

We have included changes to the Company’s corporate governance profile with our redomiciliation proposal that align with shareholder expectations. These changes include:

•	Elimination of the company’s classified board, which would allow shareholders to hold all directors accountable on an annual basis;

•	Elimination of supermajority voting requirements to amend the Company’s governing documents;

•	A new shareholder right to act by written consent; and

•	Establishment of appraisal rights for shareholders.

Voting Recommendations

We believe the threshold question is whether shareholders agree with the CWK Board of Directors that the quantitative and qualitative savings from moving from the U.K. to Bermuda, as described in the proxy statement, are a compelling justification for the change.

Only after addressing the threshold question should the Company’s governance practices be considered. While the governance proposals are advisory votes, the Board will take seriously the shareholder input received and adjust its governance practices accordingly.

Because of the significant quantitative and qualitative economic savings and efficiencies that the Company will realize from the redomiciliation, we respectfully request shareholders vote FOR the redomiciliation proposals.